Exhibit 10.1

FOOT LOCKER SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Amended and Restated as of January 1, 2005)

1. Purpose.

     The purpose of this Plan is to provide supplemental retirement, death and disability benefits to, or in respect of, certain corporate officers and certain other key employees of the Company and its Affiliates as part of an integrated executive compensation program which is intended to assist the Company and its Affiliates in attracting, motivating and retaining key employees of superior ability, industry and loyalty. Benefits under this Plan are based on incentive awards relating to Company performance against target goals. This Plan was originally effective for fiscal years of the Company commencing on or after January 28, 1996 and is amended and restated in the current form as of January 1, 2005 to among other things, comply with the requirements of Code Section 409A and the guidance issued thereunder.

2. Definitions.

     Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below:

(a)	"Account" shall mean an unfunded bookkeeping account maintained for the Participant under the Plan.

(b)

"Affiliate" shall mean the Company and any entity affiliated with the Company within the meaning of Code Section 414(b) with respect to controlled group of corporations, Code Section 414(c) with respect to trades or businesses under common control with the Company, Code Section 414(m) with respect to affiliated service groups, and any other entity required to be aggregated with the Company under Section 414(o) of the Code. No entity shall be treated as an Affiliate for any period during which it is not part of the controlled group, under common control or otherwise required to be aggregated under Code Section 414.

(c)	"Award" shall mean the total annual incentive award as determined by a percentage of Salary and Bonus, depending upon the Company's actual performance measured against targeted performance.

(d)

"Beneficiary" shall mean the individual designated by the Participant, on a form acceptable by the Committee, to receive benefits payable under this Plan in the event of Participant's death. If no Beneficiary is designated, the Participant's Beneficiary shall be his or her spouse, or if the Participant is not married or is not survived by a spouse, the Participant's estate.

(e)	"Board" shall mean the Board of Directors of the Company.

(f)

"Bonus" shall mean an amount equal to the bonus earned by a Participant for a Plan Year under the Company's Annual Incentive Compensation Plan or such other annual bonus plan or program that may then be applicable to a Participant and shall exclude any amounts paid pursuant to a severance program or policy of the Employer. Nothing herein guarantees a Bonus payment to a Participant. The determination of a Participant's Bonus shall be governed by the policies of the Employer.

(g)

"Cause" shall mean (with regard to the Participant's Termination of Employment with the Control Group): (i) with regard to any member of the Control Group or any of such member's assets or business, the refusal or willful failure by the Participant to substantially perform his or her duties, (ii) with regard to any member of the Control Group or any of such member's assets or business, the Participant's dishonesty, willful misconduct, misappropriation, breach of fiduciary duty or fraud, or (iii) the Participant's conviction or plea of guilty or nolo contendre of a felony (other than a traffic violation) or any other crime involving, in the sole discretion of the Committee, moral turpitude.

(h)	"Change in Control" shall mean the occurrence of any of the following:

          (A) the merger or consolidation of the Company with, or the sale or disposition of all or Substantially All of the Assets of the Company to, any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Exchange Act), of securities representing more than the amounts set forth in (B) below;

          (B) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, of securities of the Company representing thirty-five percent (35%) or more of the total combined voting power of the

Company’s then issued and outstanding voting securities by any Person (other than the Company or any of its subsidiaries, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company) acting in concert; or

          (C) during any period of not more than twelve (12) months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

(i)	"Code" shall mean the Internal Revenue Code of 1986, as amended and as hereafter amended from time to time.

(j)	"Committee" shall mean the Compensation and Management Resources Committee of the Board.

(k)	"Company" shall mean Foot Locker, Inc., a New York corporation, and any successor by merger, consolidation or transfer of assets.

(l)

"Competition" shall mean the (i) participating, directly or indirectly, as an individual proprietor, stockholder, officer, employee, director, joint venturer, investor, lender, or in any capacity whatsoever (within the United States of America, or in any country where any of the Participant's former Employing Members (as defined below) of the Control Group does business) in a business in competition with any business conducted by any member of the Control Group for, or with regard to, which the Participant worked, or had confidential information with regard to, at any time (the "Employing Member"), provided, however, that such participation shall not include (A) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company; (B) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business in which any of a Participant's Employing Members of the Control Group is engaged; or (C) any activity engaged in with the prior written approval of the Board or the Committee; or (ii) intentional recruiting, soliciting or inducing, of any employee or employees of the Control Group to terminate their employment with, or otherwise cease their relationship with the former employing members of the Control Group where such employee or employees do in fact so terminate their employment. If the restriction set forth in this subsection is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(m)

"Confidentiality" shall mean a Participant's requirement not to communicate or disclose to any unauthorized person, or use for the Participant's own account, without the prior written consent of the Board, any proprietary processes, or other confidential information of the Employer concerning their business or affairs, accounts or customers, it being understood, however, that the obligations of this section shall not apply to the extent that the aforesaid matters (a) are disclosed in circumstances in which the Participant is legally required to do so and the Participant gives the Company prior written notice before doing so, or (b) become generally known to and available for use by the public other than by the Participant's wrongful act or omission.

(n)	"Control Group" shall mean the Company and its Affiliates.

(o)

"Disability" shall mean a medically determinable physical or mental impairment which can be expected to result in the Participant’s death or can be expected to last for a continuous period of not less than twelve (12) months, for which the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

(p)	"Employee" shall mean any officer, member of senior management or other key employee employed by an Employer.

(q)	"Employer" shall mean the Company and any Affiliate which has adopted this Plan.

(r)	"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

(s)	"Individual Target Award" shall mean the targeted incentive award for a Plan Year specified by the Committee as provided in Section 4 hereof.

(t)	"Participant" shall mean any Employee determined by the Committee to be eligible to participate in the Plan.

(u)	"Plan" shall mean the Foot Locker Supplemental Executive Retirement Plan.

(v)	"Plan Year" shall mean a fiscal year of the Company.

(w)

"Retirement" shall mean separation from service with the Control Group on or after the date that the Participant’s age added together with his or her Years of Service equals or exceeds the sum of sixty-five (65).

(x)

"Salary" shall mean a Participant's base monthly cash compensation rate for services paid by the Employer to the Participant at the time of his or her Termination of Employment. Salary shall not include commissions, bonuses, overtime pay, incentive compensation, amounts paid pursuant to a severance program or policy of the Employer, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, noncash compensation or any other additional compensation, but shall include amounts reduced pursuant to a Participant's salary reduction agreement under Sections 125, 132(f) or 401(k) of the Code (if any) or a nonqualified elective deferred compensation arrangement to the extent that in each such case the reduction is to base salary.

(y)	“Section 409A” shall mean Section 409A of the Code including the regulations issued thereunder by the Department of the Treasury.

(z)

“Specified Employee” shall have the meaning set forth in Section 409A as determined on the date of Termination of Employment in accordance with procedures established by the Company and consistent with Section 409A.

(aa)

“Substantially All of the Assets of the Company” shall mean at least 66 percent of the total gross fair market value of the assets of the Company immediately prior to the acquisition by a non-related third party, determined without regard to any liabilities associated with such assets.

(bb)

"Termination of Employment" shall mean separation from service with the Control Group in accordance with Section 409A for any reason, including, but not limited to Retirement, death, Disability, resignation or dismissal with or without Cause; provided, however, that if an Employer is no longer a member of the Control Group and the Participant is transferred in connection with the sale of the assets of an Employer and the successor assumes the obligations hereunder in accordance with Section 16 hereof, a Termination of Employment shall not occur until termination of employment with the new control group.

(cc)

"Year of Service" shall mean each twelve (12) consecutive month period commencing on the Employee's date of hire by the Employer and each anniversary thereof in which the Employee is paid by the Employer for the performance of full-time services as an Employee. For purposes of this section, full-time services shall mean that the Employee is employed for at least thirty (30) hours per week. A Year of Service shall include any period during which an Employee is not working due to disability, leave of absence or layoff so long as he or she is being paid by the Employer (other than through any employee benefit plan). A Year of Service also shall include service in any branch of the armed forces of the United States by any person who is an Employee on the date such service commenced, but only to the extent required by applicable law.

3. Eligibility and Participation.

     No person shall be entitled to any Award under this Plan for any Plan Year unless the Committee sets an Individual Target Award for such person for that Plan Year. The Committee may determine those Employees who shall be Participants at any time and from time to time, in its sole discretion and, at any time, the Committee, subject to the provisions of Section 18, may exclude any Participant from further participation in the Plan.

4. Individual Target Award.

     For each Participant for each Plan Year, the Committee may specify a targeted incentive award. The Individual Target Award consists of a percentage of Salary and Bonus. Such percentage shall be based on Company performance against target. Achievement of target shall result in an eight percent (8%) credit to the Participant's Account. Such percentage shall decrease in direct proportion to the percentage of Company performance below target, but not below four percent (4%), and increase in direct proportion to Company performance above target, but not above twelve percent (12%). Establishment of an Individual Target Award for an Employee for a Plan Year shall not imply or require that the same level Individual Target Award (if any such award is established by Committee for the relevant Employee) be set for any subsequent Plan Year.

5. Calculation of Benefit.

     The Award credited on a Participant's behalf, calculated in accordance with Section 4 hereof, shall be credited to the Participant's Account. A Participant's Account shall accrue simple interest at a rate of six percent (6%) per annum.

6. Payment.

     (a) Payment of an Award under the Plan is based on the Company's unfunded obligation to pay. If a Participant incurs a Termination of Employment for Cause, the Participant shall not receive any payments under this Plan. Subject to the preceding sentence and Sections 6(c), 7 and 8 hereof, payment of an Award shall be made as follows:

           (i) Retirement. In the event of the Participant’s Retirement, amounts credited to a Participant's Account shall be paid in twelve (12) quarterly substantially equal installments in arrears on the first day of each calendar quarter commencing as soon as administratively feasible following such Participant’s Retirement. Notwithstanding the foregoing, amounts payable pursuant to this Section 6(a)(i) to a Participant who is a Specified Employee during the first six (6) months following such Participant’s Retirement shall be delayed during the six (6) month period following such Participant’s Retirement and shall commence to be paid on the first day of the calendar quarter which occurs following such six (6) month period and the first such payment shall include any quarterly installment delayed due to the foregoing provision. Amounts payable pursuant to this Section 6(a)(i) after the six (6) month period following a Specified Employee’s Retirement shall be paid as originally scheduled without regard to the six (6) month delay.

     In the event a Participant becomes entitled to the payment of an Award under the Plan upon Retirement on or after August 13, 2007, the Participant shall be entitled to medical and dental insurance benefits substantially the same as those to which senior executives of the Company are entitled under the medical and dental plans of the Company applicable to actively employed senior executives, less any benefits such Participant or his or her covered dependents may receive from Medicare. The Participant shall be responsible for the payment of the insurance premiums applicable to actively employed senior executives, including any subsequent increases in such premiums. The medical and dental insurance coverage provided for herein shall cease in the event the Participant engages in Competition during the one-year period following his Retirement or becomes a participant in a new employer’s medical and dental plan.

     No Participant shall be entitled to the benefits described in the preceding paragraph unless (i) the Participant, the Participant’s spouse and other covered dependents, as applicable, were enrolled at the time of the Participant’s Retirement in the medical and/or dental insurance plan (as applicable) applicable to actively employed senior executives, and (ii) the Participant, the Participant’s spouse and other covered dependents, as applicable, are, as soon as eligible, enrolled in Medicare, including Part B.

           (ii) Change in Control. In the event that the Plan is terminated upon a Change in Control as contemplated under Section 18(b)(1) hereof, amounts credited as of the date of termination of the Plan to the Accounts of all Participants, whether or not in pay status, shall be made in a lump sum in accordance with Section 18(b) hereof and the requirements of Section 409A. For purposes of this section, the Participants’ Accounts shall include the Individual Target Award for the year in which the Plan termination occurs based on Company performance at target, prorated to the Plan termination date.

           (iii) Other Plan Terminations. In the event that the Plan is terminated for the reasons set forth in Section 18(b)(ii), (iii) or (iv) hereof, payment shall be made in a lump sum to the Participants in accordance with Section 18(b) hereof and the requirements of Section 409A.

     (b) A Participant shall only be entitled to receive the remainder of any installment payments payable on his or her behalf, if the Participant does not engage in Competition during employment or during the one (1) year period following his or her

Retirement and does not violate his or her obligation with regard to Confidentiality at any time. The remainder of a Participant's installment payments shall be immediately forfeited in the event of the Participant's Competition during employment or during the one (1) year period following his or her Retirement or violation of his or her obligation with regard to Confidentiality at any time.

          (c) Solely with respect to 2005, the Committee, in its sole discretion, may select one (or more) Participants who have attained at least age 55 and whose Termination of Employment occurs during 2005 to be eligible to receive payment. All distributions shall be made solely during 2005 and shall be subject to such terms and conditions as the Committee may specify consistent with the requirements of the Plan, Section 409A and Internal Revenue Service Notice 2005-1 (as permitted by proposed Treasury regulations issued under Section 409A). The Committee shall be permitted to adopt such rules and regulations as it may, in its discretion, deem necessary or desirable to administer the provisions of this Section 6(c). A Participant who terminates participation in this Plan pursuant to this Section 6(c) shall not be permitted to recommence participation in this Plan.

7. Death or Disability of a Participant.

          (a) In the event of the death of a Participant, whether before or after Retirement, the balance, if any, of the Participant's Account shall be paid to the Participant's Beneficiary in a lump sum as soon as administratively feasible following the Participant's death.

          (b) In the event of the Disability of a Participant prior to Participant's Retirement, the balance, if any, of the Participant's Account shall be distributed to the Participant in a lump sum as soon as administratively feasible following the determination of such Disability.

8. Termination of Employment Before Retirement.

     Subject to Section 18(c) hereof, in the event a Participant incurs a Termination of Employment prior to his or her Retirement, the Participant shall not receive any payments under this Plan and shall forfeit his or her right to any benefits hereunder.

9. Claims Procedure.

     Any claim by a Participant or Beneficiary ("Claimant") with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Secretary of the Company or such other person designated by the Committee from time to time for such purpose. If the designated person receiving a claim believes, following consultation with the Chairman of the Committee, that the claim should be denied, he or she shall notify the Claimant in writing of the denial of the claim within ninety (90) days after his or her receipt thereof (this period may be extended an additional ninety (90) days in special circumstances and, in such event, the Claimant shall be notified in writing of the extension). Such notice shall (a) set forth the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) describe any additional material or information necessary to perfect the claim, and explain why such material or information, if any, is necessary, (c) inform the Claimant of his or her right pursuant to this Section 9 to request review of the decision, and (d) a statement of the Claimant’s right to bring a civil action under Section 502(a) of the ERISA following an adverse determination on review.

     A Claimant may appeal the denial of a claim by submitting a written request for review to the Committee, within sixty (60) days after the date on which such denial is received. Such period may be extended by the Committee for good cause shown. The claim will then be reviewed by the Committee. A Claimant or his or her duly authorized representative may (i) upon request and free of charge, be provided with reasonable access to, and copies of, relevant documents, records and other information relevant to the Claimant’s claim, and (ii) submit written comments, documents, records and other information relating to the claim. The review of the claim determination shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination. If the Committee deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Claimant shall be entitled to be represented by counsel. The Committee shall decide whether or not to grant the claim within sixty (60) days after receipt of the request for review, but this period may be extended by the Committee for up to an additional sixty (60) days in special circumstances. Written notice of any such special circumstances shall be sent to the Claimant. The decision on review shall be in writing and shall include (i) the specific reason or reasons for the decision, with references to the specific Plan provisions on which the determination is based, (ii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim and (iii) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA. Any claim not decided upon in the required time period shall be deemed denied. All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion based on the Plan and other relevant documents and shall be final, conclusive and binding on all persons.

10. Construction of Plan.

     Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Employer and the Participants, their Beneficiaries or any other person. Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be part of the general funds of the Employer and no person other than the Employer shall by virtue of the provisions of this Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from the Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. If the Company decides to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company is required to fund a trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

11. Minors and Incompetents.

     In the event that the Committee finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, shall be paid at such time or times as would otherwise be paid to the Participant pursuant to the terms of the Plan to such person or persons as the Committee shall determine in its sole discretion is or are appropriate and such payment shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under this Plan. Any payments to a minor from this Plan may be paid by the Committee in its sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

12. Administration of the Plan.

     The Plan shall be administered by the Committee. The Committee (or its delegate) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other Plan documents and to decide all matters arising in connection with the operation or administration of the Plan. Without limiting the generality of the foregoing, the Committee shall have the sole and absolute discretionary authority: (a) to take all actions and make all decisions with respect to the eligibility for, and the amount of, benefits payable under the Plan; (b) to formulate, interpret and apply rules, regulations and policies necessary to administer the Plan in accordance with its terms; (c) to decide questions, including legal or factual questions, relating to the calculation and payment of benefits under the Plan; (d) to resolve and/or clarify any ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; (e) to decide for purposes of paying benefits hereunder, whether, based on the terms of the Plan, a Termination of Employment is for Cause; and (f) except as specifically provided to the contrary in Section 9, to process and approve or deny benefit claims and rule on any benefit exclusions. All determinations made by the Committee (or any delegate) with respect to any matter arising under the Plan and any other Plan documents shall be final, binding and conclusive on all parties.

     Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically) or by written action in accordance with applicable law. All decisions of the Committee on any question concerning the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties.

     No member of the Committee and no officer, director or employee of the Company or any other Affiliate shall be liable for any action or inaction with respect to his or her functions under the Plan unless such action or inaction is adjudged to be due to gross negligence, willful misconduct or fraud. Further, no such person shall be personally liable merely by virtue of any instrument executed by him or her or on his or her behalf in connection with the Plan.

     Each Employer shall indemnify, to the full extent permitted by law and its Certificate of Incorporation and By-laws (but only to the extent not covered by insurance) its officers and directors (and any employee involved in carrying out the functions of such Employer under the Plan) and each member of the Committee against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Plan (other than as a Participant), except with regard to matters as to which he or she shall be adjudged in such action to be liable for gross negligence, willful misconduct or fraud in the performance of his or her duties.

13. Limitation of Rights.

     Nothing contained herein shall be construed as conferring upon an Employee the right to continue in the employ of the Employer as a Participant or in any other capacity or to interfere with the Employer's right to discharge him or her at any time for any reason whatsoever.

14. Payment Not Salary.

     Any amounts payable under this Plan shall not be deemed Salary or other compensation to the Employee for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Employer for the benefit of its Employees.

15. Withholding.

     The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments or accrual pursuant to this Plan. In lieu thereof, the Employer shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Employer to the Participant upon such terms and conditions as the Committee may prescribe.

16. Assignment.

     This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives. In addition to any obligations imposed by law upon any successor of the Employer, the Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or all or Substantially All of the Assets of the Employer to expressly assume and agree in writing to assume the obligations under this Plan to the same extent that the Employer would be responsible if no such succession had taken place. In the event that the Employer sells all or Substantially All of the Assets of its business and the acquiror of such assets assumes the obligations hereunder, the Employer shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.

17. Non-Alienation of Benefits.

     The benefits payable under this Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

18. Amendment or Termination of Plan.

     (a) The Board may amend this plan from time to time in any respect.

     (b) The Board may terminate the Plan in its entirety and make payment to the Participants following termination of the Plan only in the following circumstances:

          (i) within the thirty (30) days preceding or the twelve (12) months following a Change in Control of the Company, to the extent required by Section 409A, if and only if all other nonqualified deferred compensation plans (as determined under Section 409A) maintained by the Employer are terminated and that all participants under such plans are required to receive all amounts deferred under such plans within twelve (12) months of the date of termination of the plans;

          (ii) no earlier than twelve (12) months and no later than twenty-four (24) months following termination of the Plan, to the extent required by Section 409A, if and only if all other nonqualified deferred compensation plans (as determined under Section 409A) maintained by the Employer are terminated and no such plan is adopted within the three (3) year period following such plan termination;

          (iii) within the twelve (12) month period following a bankruptcy court’s approval of a petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code, subject to the requirements of Section 409A; or

          (iv) such other event permitted under Section 409A.

In the event of termination of the Plan under this Section 18(b), the Employer shall distribute to each Participant the balance of his or her Account as of the date of termination in accordance with the provisions of Section 6(a)(ii) or (iii) hereof and shall have no further obligation hereunder.

     (c) At any time other than the circumstances set out in Section 18(b)(i)-(iv) above, the Board may terminate the Plan. In such event, the Accounts of any Participant who is eligible for Retirement, as defined herein, at the time of the Plan's termination shall be frozen and, following such Participant’s Termination of Employment, the balance of his or her Account shall be distributed to him or her in accordance with the payment provisions of Section 6(a)(i) hereof, and the Employer shall have no further obligation hereunder. In the event of the Plan's termination under this Section 18(c), the Account of any Participant who is not eligible for Retirement at the time of the Plan’s termination shall be forfeited, and such Participant shall have no rights hereunder.

     (d) At any time, the Board may exclude any Participant from further participation in the Plan. Any such action by the Board with respect to the Plan shall be binding on the Employer and Employee. Except as otherwise specifically provided herein, in no event shall any termination, amendment or change of the Plan reduce the Account balance hereunder accrued through the date of such termination, amendment or change, based on service and compensation through such date of termination, amendment or change.

19. Non-Exclusivity.

     The adoption of the Plan by the Employer shall not be construed as creating any limitations on the power of the Employer to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

20. Severability.

     Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly. If it is determined by a court of competent jurisdiction in any state that any restriction herein with respect to Competition or Confidentiality is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable state law.

21. Section 409A.

     The Plan is intended to comply with Section 409A and all provisions hereof shall be construed in a manner to so comply.

22. Headings and Captions.

     The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

23. Governing Law.

     This Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Employer within the meaning of Section 201(2) of ERISA and shall be construed, interpreted and governed by ERISA. To the extent not governed by ERISA, this Plan shall be governed by the laws of the State of New York (without regard to conflict of law provisions).